Exhibit 10.3

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (this “Agreement”) is entered into as of May 5, 2016, by and among United Continental Holdings, Inc., a Delaware corporation (the “Company”), United Airlines, Inc., a Delaware corporation (“United”), and Brett J. Hart (the “Executive”).

WHEREAS, the Executive is currently employed by the Company and United as Executive Vice President and General Counsel; and

WHEREAS, in recognition of the Executive’s continued leadership and extraordinary efforts, his importance to the continued success of the Company, and as an inducement for him to remain employed by the Company over the award vesting periods described herein, the Company desires to offer to Executive a cash and equity performance award.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Cash Award. Executive shall receive a cash payment equal to $500,000 (the “2016 Performance Payment”), less applicable withholding taxes, to be paid within 30 days of May 5, 2016.

2. Equity Award. Executive shall receive an equity award equal to $1,000,000 (the “2016 Equity Award”) of restricted shares of the Company’s common stock (the “Restricted Shares”), sized based on the closing price of the Company’s common stock on May 5, 2016, the date on which the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved this Agreement and the performance award, and rounded up to the nearest whole share, subject to the Company’s standard form of restricted share award notice previously approved by the Compensation Committee, as modified by Section 3 hereof. Subject to the Executive’s continued employment through the applicable vesting date (except as set forth in Section 3 below), the Restricted Shares shall vest 50% on January 1, 2017 and 50% on January 1, 2018.

3. Termination of Employment. The unvested portion of the 2016 Equity Award shall be forfeited if Executive terminates from the Company before each of the January 1, 2017 and the January 1, 2018 vest dates for reasons other than Good Reason Termination (as defined in the United Continental Holdings, Inc. Executive Severance Plan (the “Plan”)), an Involuntary Termination (as defined in the Plan), death or Disability (as defined Plan). Upon a Good Reason Termination, an Involuntary Termination, death or termination by the Company due to Disability, the unvested portion of the 2016 Equity Award shall vest immediately upon such termination of employment.

4. Tax Withholding. The Company shall deduct from the any amount payable to the Executive pursuant to this Agreement, including pursuant to Section 7 of the restricted share award notice, the amount of all applicable federal, state, local and other taxes as required by law.

5. Successors; Binding Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, postage prepaid, addressed (a) if to the Executive, to the Executive’s address as it appears in the records of the Company, and if to the Company, to United Continental Holdings, Inc., attention: Deputy General Counsel & Corporate Secretary, 233 South Wacker Drive, 11th Floor HDQLD, Chicago, IL 60606, or (b) to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

8. Counterparts. This Agreement may be executed in two counterparts, either of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

9. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by the Executive Vice President Human Resources and Labor Relations or the President and Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

10. Entire Agreement. This Agreement contains the entire agreement between the Company and the Executive and supersedes any and all previous agreements, written or oral, between the parties relating to these subject matters. In the event of a conflict between the terms and conditions of this Agreement and the terms of the Restricted Share Award Notice, the terms and conditions of this Agreement shall control.

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BRETT J. HART – PERFORMANCE AWARD AGREEMENT	2

IN WITNESS WHEREOF, the Company and United have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds
Executive Vice President, Human Resources
& Labor Relations

UNITED AIRLINES, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds
Executive Vice President, Human Resources
& Labor Relations

EXECUTIVE

/s/ Brett J. Hart
Brett J. Hart

BRETT J. HART – PERFORMANCE AWARD AGREEMENT	3